Exhibit 99.8

February 6, 2015

Board of Directors

Baker Hughes Incorporated

2929 Allen Parkway

Suite 2100

Houston, TX 77019-2118

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Halliburton Company (File No. 333-201181) filed
February 6, 2015 (the “Registration Statement”)

Ladies and Gentlemen

Reference is made to our opinion letter, dated November 16, 2014 (the “Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Halliburton Company (“Halliburton”) and its affiliates) of the outstanding shares of common stock, par value $1.00 per share, of Baker Hughes Incorporated (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of November 16, 2014, by and among Halliburton, Red Tiger LLC, a wholly owned subsidiary of Halliburton, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement. In that regard, we hereby consent to the reference to our opinion under the captions “Summary – Opinion of Baker Hughes’s Financial Advisor”, “The Proposed Merger – Background of the Merger”, “The Proposed Merger – Recommendation of the Baker Hughes Board and its Reasons for the Merger” and “The Proposed Merger – Opinion of Baker Hughes’s Financial Advisor”, and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.